Exhibit 99.1

News Release

Investor Contact:
Paul Scoff
+1 800.225.1560
investorrelations@spragueenergy.com

Sprague Resources LP Reports First Quarter 2021 Results

Portsmouth, N.H., May 6, 2021 – Sprague Resources LP (“Sprague”) (NYSE: SRLP) today reported its financial results for the first quarter ended March 31, 2021.
First Quarter 2021 Highlights
•Net sales were $1,036.1 million for the first quarter of 2021, compared to net sales of $959.9 million for the first quarter of 2020.
•GAAP net income was $48.8 million for the first quarter of 2021, compared to net income of $46.7 million for the first quarter of 2020.
•Adjusted gross margin* was $106.2 million for the first quarter of 2021, compared to adjusted gross margin of $83.1 million for the first quarter of 2020.
•Adjusted EBITDA* was $61.8 million for the first quarter of 2021, compared to adjusted EBITDA of $42.4 million for the first quarter of 2020.
"Sprague's Adjusted EBITDA increased by 46% over last year as our Refined Products and Natural Gas businesses captured opportunities associated with the modestly colder weather. At the same time, continued efforts to manage costs yielded a 90% increase in distributable cash flow*, representing over 3x coverage for the quarter", said David Glendon, President and Chief Executive Officer.

Refined Products
•Volumes in the Refined Products segment increased 7% to 515.8 million gallons in the first quarter of 2021, compared to 480.5 million gallons in the first quarter of 2020.
•Adjusted gross margin in the Refined Products segment increased $15.2 million, or 43%, to $51.0 million in the first quarter of 2021, compared to $35.8 million in the first quarter of 2020.
“Colder temperatures and associated stronger demand generated improved results in our Refined Products business," stated Mr. Glendon.

Natural Gas
•Natural Gas segment volumes increased 3% to 18.8 million Bcf in the first quarter of 2021, compared to 18.3 million Bcf in the first quarter of 2020.
•Natural Gas adjusted gross margin increased $11.3 million, or 38%, to $41.1 million for the first quarter of 2021, compared to $29.8 million for the first quarter of 2020.
"Natural Gas results were strong due to more typical winter weather and volatility creating opportunities for our logistical capabilities," added Mr. Glendon.

         * Please refer to Reconciliation of Net Income (Loss) to Non-GAAP Measures

Materials Handling
•Materials Handling adjusted gross margin decreased by $3.5 million, to $12.1 million for the first quarter of 2021, compared to $15.6 million for the first quarter of 2020.
"Materials Handling decreased primarily due to timing of salt deliveries", concluded Mr. Glendon.
2021 Guidance
With regard to Sprague's anticipated 2021 financial results, and assuming normal weather and market structure conditions, we expect to achieve the following:

•Adjusted EBITDA is expected to be in the range of $105 million to $120 million.
Quarterly Distribution
On April 23, 2021, the Board of Directors of Sprague’s general partner, Sprague Resources GP LLC, announced a cash distribution of $0.6675 per unit for the quarter ended March 31, 2021, equivalent to the previous quarter. The distribution will be paid on May 10, 2021 to unitholders of record as of the close of business on May 4, 2021.
Financial Results Conference Call
Management will review Sprague’s first quarter 2021 financial results in a teleconference call for analysts and investors today, May 6, 2021 at 1:00 PM EST.
Dial-in Numbers:    (866) 516-2130 (U.S. and Canada)
            (678) 509-7612 (International)
Participation Code:    8146978

Participants can dial in up to 30 minutes prior to the start of the call. The conference call may also be accessed live by webcast link: https://edge.media-server.com/mmc/p/ab6xfiyo. This link is also available on the "Investor Relations" page of Sprague's website at www.spragueenergy.com under "Calendar of Events" and will be archived on the website for one year.
About Sprague Resources LP
Sprague Resources LP is a master limited partnership engaged in the purchase, storage, distribution and sale of refined petroleum products and natural gas. Sprague also provides storage and handling services for a broad range of materials.
*Non-GAAP Financial Measures
EBITDA, adjusted EBITDA, adjusted gross margin, distributable cash flow and distribution coverage ratio are measures not defined by GAAP. Sprague defines EBITDA as net income (loss) before interest, income taxes, depreciation and amortization.
We define adjusted EBITDA as EBITDA increased for unrealized hedging losses and decreased by unrealized hedging gains (in each case with respect to refined products and natural gas inventory, prepaid forward contracts and natural gas transportation contracts), changes in fair value of contingent consideration, adjusted for the impact of acquisition related expenses, and when applicable, adjusted for the net impact of retroactive legislation that reinstates an excise tax credit program available for certain of our biofuel blending activities that had previously expired.
We define adjusted gross margin as net sales less cost of products sold (exclusive of depreciation and amortization) decreased by total commodity derivative gains and losses included in net income (loss) and increased by realized commodity derivative gains and losses included in net income (loss), in each case with respect to refined products and natural gas inventory, prepaid forward contracts and natural gas transportation contracts. Adjusted gross margin has no impact on reported volumes or net sales.
To manage Sprague's underlying performance, including its physical and derivative positions, management utilizes adjusted gross margin. Adjusted gross margin is also used by external users of our consolidated financial statements to assess our economic results of operations and its commodity market value reporting to lenders. EBITDA and adjusted EBITDA are used as supplemental financial measures by external users of our financial statements, such as investors, trade suppliers, research analysts and commercial banks to assess the financial performance of our assets, operations and return on capital without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate sufficient revenue, that when rendered to cash, will be available to pay interest on our indebtedness and make distributions to our equity holders; repeatable operating performance that is not distorted by non-recurring items or market volatility; and, the viability of acquisitions and capital expenditure projects.
Sprague believes that investors benefit from having access to the same financial measures that are used by its management and that these measures are useful to investors because they aid in comparing its operating performance with that of other companies with similar operations. The adjusted EBITDA and adjusted gross margin data presented by Sprague may not be comparable to similarly titled measures at other companies because these items may be defined differently by other companies. Please see the attached reconciliations of net income to adjusted EBITDA and operating income to adjusted gross margin.
Sprague defines distributable cash flow as adjusted EBITDA less cash interest expense (excluding imputed interest on deferred acquisition payments), cash taxes, and maintenance capital expenditures. Distributable cash flow calculations also reflect the elimination of compensation expense expected to be settled with the issuance of Partnership units, expenses related to business combinations and other adjustments. Distributable cash flow is a significant performance measure used by Sprague and by external users of its financial statements, such as investors, commercial banks and research analysts, to compare the cash generating performance of the Partnership in relation to the cash distributions expected to be paid to its unitholders.
Sprague also calculates the ratio of distributable cash flow to the total cash distribution declared for the period (the distribution coverage ratio) as it provides important information relating to the relationship between Sprague's financial operating performance and its cash distribution capability. Sprague defines the distribution coverage ratio as the ratio of distributable cash flow to the quarterly distribution payable on all outstanding common and subordinated units and incentive distributions.
With regard to guidance, reconciliation of non-GAAP adjusted EBITDA to the closest corresponding GAAP measure (expected net income (loss)) is not available without unreasonable efforts on a forward-looking basis due to the inherent difficulty and impracticality of forecasting certain amounts required by GAAP such as unrealized gains and losses on derivative hedges, which can have a significant and potentially unpredictable impact on our future GAAP financial results.
Cautionary Statement Regarding Forward Looking Statements
Any statements in this press release about future expectations, plans and prospects for Sprague Resources LP or about Sprague Resources LP’s future expectations, beliefs, goals, plans or prospects, constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Any statements that are not statements of historical fact (including among other things, statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered forward-looking statements.  These forward-looking statements involve risks and uncertainties and other factors that are difficult to predict and many of which are beyond management’s control. Although Sprague believes that the assumptions underlying these statements are reasonable, investors are cautioned that such forward-looking statements are inherently uncertain and involve risks that may affect our business prospects and performance causing actual results to differ from those discussed in the foregoing release.  Such risks and uncertainties include, by way of example and not of limitation: increased competition for our products or services; adverse weather conditions; changes in supply or demand for our products or services; nonperformance by major customers or suppliers; changes in operating conditions and costs; changes in the level of environmental remediation spending; potential equipment malfunction and unexpected capital expenditures; our ability to complete organic growth and acquisition projects; our ability to integrate acquired assets; potential labor issues; the legislative or regulatory environment; terminal construction/repair delays; political and economic conditions; and, the impact of security risks including terrorism, international hostilities and cyber-risk. These are not all of the important factors that could cause actual results to differ materially from those expressed in forward looking statements.  Other applicable risks and uncertainties have been described more fully in Sprague’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC”) on March 5, 2021 and in the Partnership's subsequent Form 10-Q, Form 8-K and other documents filed with the SEC. Sprague undertakes no obligation and does not intend to update any forward-looking statements to reflect new information or future events.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.
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(Financial Tables Below)

Sprague Resources LP
Summary Financial Data
Three Months Ended March 31, 2021 and 2020

	Three Months Ended March 31,
	2021	2020
	(unaudited)	(unaudited)
	($ in thousands)
Income Statements Data:
Net sales	$1,036,134	$959,879
Operating costs and expenses:
Cost of products sold (exclusive of depreciation and amortization)	924,782	850,020
Operating expenses	19,232	20,812
Selling, general and administrative	25,239	20,033
Depreciation and amortization	8,482	8,598
Total operating costs and expenses	977,735	899,463
Operating income	58,399	60,416
Other income	2	—
Interest income	67	175
Interest expense	(8,815)	(11,286)
Income before income taxes	49,653	49,305
Income tax provision	(871)	(2,571)
Net income	48,782	46,734
Incentive distributions declared	—	(2,072)
Limited partners' interest in net income	$48,782	$44,662
Net income per limited partner unit:
Common - basic	$2.04	$1.96
Common - diluted	$2.04	$1.95
Units used to compute net income per limited partner unit:
Common - basic	23,893,846	22,820,983
Common - diluted	23,893,846	22,871,748
Distribution declared per unit	$0.6675	$0.6675

Sprague Resources LP
Volume, Net Sales and Adjusted Gross Margin by Segment
Three Months Ended March 31, 2021 and 2020

	Three Months Ended March 31,
	2021	2020
	(unaudited)	(unaudited)
	($ and volumes in thousands)
Volumes:
Refined products (gallons)	515,845	480,486
Natural gas (MMBtus)	18,835	18,328
Materials handling (short tons)	466	886
Materials handling (gallons)	57,859	78,447
Net Sales:
Refined products	$916,201	$841,942
Natural gas	102,575	95,778
Materials handling	12,046	15,557
Other operations	5,312	6,602
Total net sales	$1,036,134	$959,879
Reconciliation of Operating Income to Adjusted Gross Margin:
Operating income	$58,399	$60,416
Operating costs and expenses not allocated to operating segments:
Operating expenses	19,232	20,812
Selling, general and administrative	25,239	20,033
Depreciation and amortization	8,482	8,598
Add/(deduct):
Change in unrealized (loss) gain on inventory	(26,257)	(13,549)
Change in unrealized value on natural gas transportation contracts	21,116	(13,199)
Total adjusted gross margin:	$106,211	$83,111
Adjusted Gross Margin:
Refined products	$51,033	$35,792
Natural gas	41,089	29,787
Materials handling	12,076	15,581
Other operations	2,013	1,951
Total adjusted gross margin	$106,211	$83,111

Sprague Resources LP
Reconciliation of Net Income to Non-GAAP Measures
Three Months Ended March 31, 2021 and 2020

	Three Months Ended March 31,
	2021	2020
	(unaudited)	(unaudited)
	($ in thousands)
Reconciliation of net income to EBITDA, Adjusted EBITDA and Distributable Cash Flow:
Net income	$48,782	$46,734
Add/(deduct):
Interest expense, net	8,748	11,111
Tax provision	871	2,571
Depreciation and amortization	8,482	8,598
EBITDA	$66,883	$69,014
Add/(deduct):
Change in unrealized (loss) gain on inventory	(26,257)	(13,549)
Change in unrealized value on natural gas transportation contracts	21,116	(13,199)
Gain on sale of fixed assets not in the ordinary course of business including gain on insurance recoveries	(2)	—
Acquisition related expenses	—	1
Other adjustments (1)	35	159
Adjusted EBITDA	$61,775	$42,426
Add/(deduct):
Cash interest expense, net	(7,367)	(9,830)
Cash taxes	(983)	(3,061)
Maintenance capital expenditures	(2,008)	(2,763)
Equity-based compensation	—	409
Elimination of expense relating to incentive compensation and directors fees expected to be paid in common units	2,368	(168)
Other	6	1,187
Distributable cash flow	$53,791	$28,200

 (1)    Represents the change in fair value of contingent consideration related to the 2017 Coen Energy acquisition and other expense.